December 12, 2007
Cofina Financial
Attn: Brian Legried
5500 Cenex Drive
Inver Grove Heights, MN 55077
Re:Amendment to Amended and Restated Loan Origination and Participation Agreement Dear
Mr. Legried:
AgStar Financial Services. PCA d./b/a ProPartners Financial (“ProPartners”), Cofina Financial, LLC (“Cofina”) and CHS Inc. (“CHS”) are parties to an Amended and Restated Loan Origination and Participation Agreement dated October 31, 2006 (“Agreement”) whereby Cofina has agreed to originate and participate to ProPartners certain loans under Cofina’s agricultural production and processing financing program (“the Program”) based on terms and conditions set forth in the Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.
Cofina and ProPartners hereby agree that the Agreement shall be amended as follows:
1	Cofina may participate portions of loans (“Coop Loan”) to certain eligible cooperatives to ProPartners.

2.	Coop Loans will be placed into a separate pool within the 15% of guarantee pool, as defined in the Agreement, however, the loans within the Coop Loan pool will be priced to Cofina at Prime minus 115.

3.	Cofina will be able to add to or pay down the Coop Loan pool as needed.

4.	Cofina will maintain all loan servicing. accounting and customer contact for the loans in the Coop Loan pool.

5.	Cofina will provide their internal credit report and related financials to ProPartners of cooperatives that are proposed to be included in the Coop Lean pool. Approval by ProPartners is required prior to placing loans into the Coop Loan pool. Approval action by ProPartners will be completed within five days after all information is received from Cofina.

6.	Cofina will provide it monthly listing of the loans and participation amount of the loans in the Coop Loan pool to reconcile to the total Coop Loan pool amount.

7.	Interest on the Coop Loan pool will he paid by Cofina monthly on the 10th of the month for the previous months interest.

8.	No past due loans will be allowed into the Coop Loan pool. If a loan goes 30 days past maturity or is classified less than Acceptable, Cofina will purchase the loan back immediately and take out of the Coop Loan pool.
All other portions of the Agreement with the foregoing by executing this letter agreement in the space provided below.
Please acknowledge your agreement with the foregoing by executing this letter agreement in the space provided below.
AGSTAR FINANCIAL SERVICES, PCA,
D/B/A PROPARTNERS FINANCIAL

By:
Name:
Its:

Agreed and acknowledged this                      day of December, 2007.
COFINA FINANCIAL, LLC

By:
Name:
Its: